                                                               Exhibit 12.2

                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                     Twelve Months Ended March 31, 1999
                                (in thousands)



Net income from continuing operations               $159,335

Income taxes                                          84,290

Fixed charges                                         95,985
                                                    --------

     Total                                          $339,610
                                                    ========

Interest expense                                    $ 86,152
Interest component of rentals                          9,833
                                                    --------

     Subtotal                                         95,985
                                                    --------

Preferred stock dividend requirements                 11,217
                                                    --------

     Total                                          $107,202
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             3.17
                                                        ====